Exhibit 2

Saba Capital Management, L.P. (“Saba Capital”), Saba Capital Master Fund, Ltd. (“SCMF”) and Boaz R. Weinstein (“Mr. Weinstein,” and together with Saba Capital and SCMF, the “Participants”) intend to file a definitive proxy statement and accompanying form of proxy with the Securities and Exchange Commission (the “SEC”) to be used in conjunction with a solicitation of proxies from the shareholders of Bluerock Private Real Estate Fund (the “Fund”) in connection with the Fund’s 2027 annual meeting of shareholders. The Fund’s shareholders are advised to read the definitive proxy statement and other documents related to the solicitation of proxies with respect to the Fund by the Participants as they become available because they will contain important information. They will be made available at no charge on the SEC’s website, http://www.sec.gov/.

As of the date hereof, the Participants may be deemed to beneficially own (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934), in the aggregate, 7,322,660 shares of the Fund’s beneficial interest, no par value (the “Common Shares”). Of the 7,322,660 Common Shares owned in the aggregate by the Participants, such Common Shares may be deemed to be beneficially owned as follows: (a) 7,322,660 Common Shares may be deemed to be beneficially owned by Saba Capital by virtue of its status as the investment manager of various funds and accounts; and (b) 7,322,660 Common Shares may be deemed to be beneficially owned by Mr. Weinstein by virtue of his status as the principal of Saba Capital.